Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common shares of Obsidian Energy Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

FrontFour Capital Group LLC

By:	/s/ David A. Lorber
David A. Lorber, Managing Member
Date:	03/13/2026

FrontFour Master Fund Ltd.

By:	/s/ David A. Lorber
David A. Lorber, Managing Member of FrontFour Capital Group LLC, its Investment Manager
Date:	03/13/2026

FrontFour Capital Corp.

By:	/s/ David A. Lorber
David A. Lorber, Authorized Signatory
Date:	03/13/2026

Lorber David A

By:	/s/ David A. Lorber
David A. Lorber
Date:	03/13/2026

George Zachary

By:	/s/ Zachary George
Zachary George
Date:	03/13/2026